Exhibit 10.7

WELLPOINT, INC.

EXECUTIVE AGREEMENT PLAN

(Amended and Restated Effective November 1, 2006,

With Certain Other Effective Dates)

WellPoint, Inc.

Executive Agreement Plan

Amended and Restated

Effective November 1, 2006 (With Certain Other Effective Dates)

ARTICLE 1

ESTABLISHMENT, AMENDMENT, PURPOSE AND INTENT

1.1 Establishment, Amendment, Purpose and Intent. WellPoint, Inc., an Indiana corporation with its principal place of business in Indianapolis, Indiana (“WellPoint”) established this WellPoint, Inc. Executive Agreement Plan (“Plan”), effective as of January 1, 2006. The Plan is hereby amended and restated in its entirety, effective November 1, 2006; provided, however, that with respect to any individual who became a Participant (as defined in Section 8.1.12 below) in the Plan prior to November 1, 2006, such amendment and restatement shall be effective as of November 1, 2007 with respect to any provision of the Plan that adversely affects the rights to which such Participant was entitled to under the Plan prior to November 1, 2006. The Plan is intended to protect key executive employees of WellPoint and its subsidiaries and affiliates (collectively, the “Company”) against an involuntary loss of employment so as to attract and retain such employees, and motivate them to enhance the value of the Company. The Plan is intended to be an unfunded welfare plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); or to the extent it is a pension plan subject to ERISA, as an unfunded pension plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees. Words and phrases used with initial capitals in the Plan and not otherwise defined in the Plan have the meanings defined for them in Article 8.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1 Participation.

(a) Each Executive shall become a Participant (“Participant”) upon mutual execution by the eligible Executive and the Company of an agreement (an “Employment Agreement”) substantially in the form of that attached as Exhibit A. Each such executed Employment Agreement shall form part of this Plan and is incorporated into this Plan by this reference. As soon as practicable after the date that the individual becomes an Executive, the Committee shall deliver a copy of the Plan to the Executive, advise the Executive of his or her eligibility, and offer him or her for a period of thirty (30) days the opportunity to enter into an Employment Agreement substantially in the form of that attached as Exhibit A. If an Executive does not enter into an Employment Agreement within thirty (30) days of such advice the Executive shall have no further opportunity to become a Participant in the Plan unless the Chief Executive Officer of the Company in his or her sole discretion affords the Executive a new or extended opportunity to become a Participant in the Plan.

(b) If an Executive who is advised of his or her eligibility for this Plan has at that time an employment or severance benefit agreement with the Company that is not substantially in the form of Exhibit A (a “Prior Agreement”), or if an Executive is entitled to severance benefits under the WellPoint Health Networks, Inc. Officer Change-in-Control Plan (the “Prior WellPoint

Plan”), then the Executive shall only become a Participant in this Plan as provided below. During the time such Executive is not a Participant in this Plan, the provisions of the Prior Agreement or Prior WellPoint Plan shall govern the Executive’s severance pay, if any, until the first to occur of (i) termination of the Prior Agreement or Prior WellPoint Plan as to such Executive in accordance with its terms, (including any termination by mutual consent) or (ii) for an Executive covered by the Prior WellPoint Plan, the Executive is offered and accepts participation in this Plan pursuant to subsection (c). The period for such an Executive to enter into an Employment Agreement and become a Participant in this Plan shall not end earlier than thirty (30) days after the date the Prior Agreement or Prior WellPoint Plan terminates or is terminated as to such Executive.

(c) In the event an Executive covered by the Prior WellPoint Plan executes an Employment Agreement prior to the stated expiration date of the post-change-of-control protection period under the Prior Plan (“Prior Protection Period”), then notwithstanding anything to the contrary in subsection (b) of this Plan, in the Employment Agreement, or in the Prior WellPoint Plan, such Executive shall become a Participant in this Plan, on the terms of this subsection (c).

(i) If the present value of the Severance Pay and other benefits to which an Executive would be entitled under Articles 3.2, 3.3, and, if applicable, 4.2, 4.4, and 4.5 of this Plan exceeds the present value of the severance pay and benefits to which an Executive would be entitled under Articles 3.2, 3.3, 3.4, 3.5, 3.7 and 3.8 of the Prior WellPoint Plan, the Executive shall receive Severance Pay and other benefits exclusively under this Plan, and all the terms and provisions of this Plan and the Employment Agreement (and none of the terms and provisions of the Prior WellPoint Plan) will apply. The discount rate used to determine the present value shall be the prime rate (as published in The Wall Street Journal) in effect on the date of Executive’s Eligible Separation from Service.

(ii) If the present value of the Severance Pay and other benefits to which an Executive would be entitled under Articles 3.2, 3.3, and, if applicable, 4.2, 4.4, and 4.5 of this Plan is equal to or less than the present value of the severance pay and benefits to which an Executive would be entitled under Articles 3.2, 3.3, 3.4, 3.5, 3.7 and 3.8 of the Prior WellPoint Plan, the Executive shall receive the Basic Benefit and other benefits exclusively under the Prior WellPoint Plan, and all the terms and provisions of the Prior WellPoint Plan (and none of the terms and provisions of this Plan or the Employment Agreement) will apply. The discount rate used to determine the present value shall be the prime rate (as published in The Wall Street Journal) in effect on the date of Executive’s Eligible Separation from Service.

2.2 Termination of Participation. A Participant’s participation in the Plan shall automatically terminate, without notice to or consent of the Participant, upon the earliest to occur of the following events:

(a) termination of the Participant’s employment with the Company for any reason (including but not limited to death, disability, Transfer of Business or other disposition of the subsidiary of the Company which employs the Participant) that is not an Eligible Separation from Service (as defined in Section 3.1);

(b) expiration of the Employment Agreement.

ARTICLE 3

SEVERANCE BENEFITS

3.1 Eligible Separation from Service. Each Participant shall be entitled to severance and other benefits under the Plan in the amount set forth in Sections 3.2 and 3.3 below (“Severance Benefits”) if the Participant incurs an Eligible Separation from Service. Entitlement to Severance Benefits is subject to the Participant’s compliance with Sections 3.6 and 3.7 of the Plan and the other terms and conditions of this Plan, and subject to the execution and delivery of a valid and unrevoked Waiver and Release Agreement as required by Section 3.5 and to the other conditions set forth below. For this purpose an “Eligible Separation from Service” is:

(a) a Separation from Service by reason of a termination of the Participant’s employment by the Company for any reason other than death, disability, Cause, or Transfer of Business;

(b) a Separation from Service by reason of a termination of the Participant’s employment by the Participant for Good Reason;

(c) a Separation from Service during an Imminent Change in Control Period by reason of a termination of the Participant’s employment by the Company for any reason other than death, disability, Cause, or Transfer of Business.

No Severance Benefits shall be payable in respect of a Separation from Service that is not an Eligible Separation from Service. For avoidance of doubt, none of the following shall be an Eligible Separation from Service: (i) termination of the Participant’s employment upon death or disability, (ii) termination of the Participant’s employment by the Company for Cause or upon Transfer of Business, or (iii) any voluntary resignation that does not constitute a termination of the Participant’s employment for Good Reason. No Severance Benefits shall be payable merely upon termination of an Employment Agreement without a Separation from Service.

3.2 Amount of Severance Pay.

(a) The amount of severance pay (“Severance Pay”) to which the Participant is entitled under the Plan shall be the product of the amount described in (i) multiplied by the percentage described in (ii), with such product reduced by the amount described in (iii):

(i) the sum of the Participant’s Annual Salary and Annual Target Bonus;

(ii) the applicable percentage set forth in subsection (b) below opposite the Participant’s employment classification at the time of Separation from Service (disregarding any adverse change in employment classification during an Imminent Change in Control Period or after a Change in Control);

(iii) the sum of (A) severance or similar payments made pursuant to any Federal, state or local law, including but not limited to payments under the Federal Worker Adjustment and Retraining Notification Act (WARN), and (B) any termination or severance payments under any other termination or severance plans, policies or programs of the Company or any of its subsidiaries and affiliates that the Participant receives notwithstanding subsection (c) below.

(iv) In the event the Participant’s Eligible Separation from Service occurs outside an Imminent Change in Control Period or outside the thirty-six month period following a Change in Control, the applicable percentage shall be the percentage set forth in column (A) below and the applicable severance period (“Severance Period”) shall be the period set forth in column (B) below. In the event the Participant’s Eligible Separation from Service occurs within an Imminent Change in Control Period, provided the contemplated Change in Control occurs within one year of the Participant’s Eligible Separation from Service, or within the thirty-six month period following a Change in Control, the applicable percentage shall be the percentage set forth in column (C) below and the applicable Severance Period shall be the period set forth in column (D) below.

	(A)	(B)	(C)	(D)
Position	Percentage absent Change in Control	Severance Period absent Change in Control	Percentage — Change in Control	Severance Period — Change in Control
Other Key Executive	100%	One year	100%	One year
Vice President	100%	One year	100%	One year
Senior Vice President	150%	One and one-half years	250%	Two and one-half years
Executive Vice President	200%	Two years	300%	Three years

(b) There shall be no duplication of severance benefits in any manner. Severance Pay under this Plan shall be in lieu of any termination or severance payments to which the Participant may be entitled under any other termination or severance plans, policies or programs of the Company or any of its subsidiaries and affiliates. No Participant shall be entitled to Severance Pay hereunder for more than one position with the Company.

(c) A Participant shall not be obligated to secure new employment, but each Participant shall report promptly to the Company any actual employment obtained during the Severance Period. Severance Pay under the Plan shall not be subject to mitigation except as provided (i) in Section 3.2(a) and (c) hereof for other severance pay from the Company and (ii) in Section 3.3 for determining continuing eligibility for health and life benefits coverage. Severance Pay shall be subject to Section 3.7.

(d) Severance Periods shall be measured from the date of the Eligible Separation from Service.

3.3 Other Benefits.

(a) A Participant entitled to Severance Pay pursuant to Section 3.2 shall be entitled to continue during the applicable Severance Period the following additional benefits:

(i) continued participation for him or her (and for his or her eligible dependents) in the Company’s health and life insurance benefit plans on the same basis (including payment of contributions) as apply to active employees from time to time; provided that this coverage shall terminate prior to the end of the Severance Period when the Participant (or his or her eligible dependents, as applicable) becomes entitled to health and life insurance benefit plan coverage (whether or not comparable to plans of the Company) from any successor employer; and

(ii) if the cash credits portion of the Directed Executive Compensation program is available to the active employees at the Participant’s Executive level, the continuation of Directed Executive Compensation monthly cash payments; and

(iii) if financial planning services are available to the active employees at the Participant’s Executive level, an annual payment for each calendar year of the Severance Period in an amount equal to the maximum annual reimbursement to which Executive was entitled at the Eligible Separation from Service. The annual payment shall be made on the last paycheck of each calendar year ending during the Severance Period, and the last such payment shall be made on the last day of the Severance Period. Such annual payment shall be prorated by months in each calendar year of the Severance Period. The prorated amount for each calendar year shall be the amount of such annual payment multiplied by a fraction, the numerator of which is the number of months in the applicable calendar year of the Severance Period and the denominator of which is 12.

Neither Executive nor his dependents shall be eligible for continued participation in any disability income plan, travel accident insurance plan or tax-qualified retirement plan. Nothing herein shall be deemed to restrict the right of the Company to amend or terminate any plan in a manner generally applicable to active employees.

(b) The Severance Period and the period of continuation coverage to which the Participant is entitled under Section 601 et seq. of ERISA (the “COBRA Continuation Period”) shall be co-extensive. In the event that the Severance Period is less than the COBRA Continuation Period, the Participant (and his or her eligible dependents) may at the end of the Severance Period elect COBRA coverage for the remaining balance of the COBRA Continuation Period.

(c) Eligible Participants shall be entitled to outplacement counseling with an outplacement firm of the Company’s selection, for a period not to exceed six months after termination of employment.

3.4 Payment. Severance Pay shall commence as soon as practicable after the Eligible Separation from Service and be paid in substantially equal monthly (or more frequent periodic installments corresponding to the Company’s normal payroll practices for Executive employees) over the Severance Period. Notwithstanding the preceding sentence, in the event Severance Pay or any other payment or distribution of a benefit under this Plan is deferred compensation subject to additional taxes or penalties under Section 409A of the Code if paid on or commencing on the date specified in this Plan, such payment or distribution shall not be made or commence prior to the earliest date on which Section 409A permits such payment or commencement without additional taxes or penalties under Section 409A. In the event payment is deferred under the preceding sentence, any installments that would have been paid prior to the deferred payment or commencement date but for Section 409A shall be paid in a single lump sum on such earliest payment or commencement date, together with interest at the prime rate (as published in The Wall Street Journal) in effect on the date of Separation from Service.

3.5 Waiver and Release. In order to receive benefits under the Plan, a Participant must execute and deliver to the Company a valid Waiver and Release Agreement within thirty (30) days of his or her date of Separation from Service, in a form tendered by the Company, which shall be substantially in the form of the Waiver and Release Agreement attached hereto as Exhibit B, with any changes thereto approved by WellPoint’s counsel prior to execution. No benefits shall be paid under the Plan until the Participant has executed his or her Waiver and

Release Agreement and the period within which a Participant may revoke his or her Waiver and Release Agreement has expired without revocation. A Participant may revoke his or her signed Waiver and Release Agreement within seven (7) days (or such other period provided by law) after his or her signing the Waiver and Release Agreement. Any such revocation must be made in writing and must be received by the Company within such seven (7) day (or such other) period. A Participant who does not submit a signed Waiver and Release Agreement to the Company within sixty (60) days of his or her Separation from Service shall not be eligible to receive any Severance Benefits under the Plan. A Participant who timely revokes his or her Waiver and Release Agreement shall not be eligible to receive any Severance Benefits under the Plan.

3.6 Restrictive Covenants. As a condition of participation in this Plan each Participant agrees as follows:

(a) Confidentiality.

(i) The Participant recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). The Participant expressly acknowledges and agrees that by virtue of his or her employment with the Company, the Participant will have access and will use in the course of the Participant’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Indiana Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that the Participant establishes by clear and convincing evidence is or may become known to the Participant or to the public from sources outside the Company and through means other than a breach of this Agreement.

(ii) The Participant agrees that the Participant will not for himself or herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (i) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (ii) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform the Participant’s duties for the Company or its affiliates; or (iii) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, the Participant shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information.

(b) Disclosure and Assignment of Inventions and Improvements.

(i) Without prejudice to any other duties express or implied imposed on the Participant hereunder it shall be part of the Participant’s normal duties at all times to consider in what manner and by what methods or devices the products, services, processes, equipment or systems of the Company and any customer or vendor of the Company might be improved and promptly to give to the Chief Executive Officer of the Company or his or her designee full details of any improvement, invention, research, development, discovery, design, code, model, suggestion or innovation (collectively called “Work Product”), which the Participant (alone or with others) may make, discover, create or conceive in the course of the Participant’s employment. The Participant acknowledges that the Work Product is the property of the Company. To the extent that any of the Work Product is capable of protection by copyright, the Participant acknowledges that it is created within the scope of the Participant’s employment and is a work made for hire. To the extent that any such material may not be a work made for hire, the Participant hereby assigns to the Company all rights in such material. To the extent that any of the Work Product is an invention, discovery, process or other potentially patentable subject matter (the “Inventions”), the Participant hereby assigns to the Company all right, title, and interest in and to all Inventions. The Company acknowledges that the assignment in the preceding sentence does not apply to an Invention that the Participant develops entirely on his or her own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(A) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or

(B) result from any work performed by the Participant for the Company.

Execution of the Employment Agreement constitutes the Participant’s acknowledgment of receipt of written notification of this Section and of notice of the general exception to assignments of Inventions provided under the Uniform Employee Patents Act, in the form adopted by the state having jurisdiction over this Plan or provision, or any comparable applicable law.

(ii) the Participant shall sign such further documents as the Company may request to carry out the purposes of this Plan.

(c) Non-Competition. During the Employment Period and any period in which the Participant is employed by the Company during or after the Employment Period, and during a period of time after the Participant’s termination of employment (the “Restriction Period”) which is eighteen (18) months for Executive Vice Presidents, fifteen (15) months for Senior Vice President, and one (1) year for all other Participants, the Participant will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.

(i) Competitive Position means any employment or performance of services with a Competitor (A) in which the Participant has executive level duties for such Competitor, or (B) in which the Participant will use any Confidential Information of the Company.

(ii) Restricted Territory means any geographic area in which the Company does business and in which the Participant had responsibility for, or Confidential Information about, such business, within the thirty-six (36) months prior to the Participant’s termination of employment from the Company.

(iii) Restricted Activity means any activity for which the Participant had executive responsibility for the Company within the thirty-six (36) months prior to the termination of the Participant’s employment from the Company or about which the Participant had Confidential Information.

(iv) Competitor means any entity or individual (other than the Company or its affiliates) engaged in management of network-based managed care plans and programs, or the performance of managed care services, health insurance, long term care insurance, dental, life or disability insurance, behavioral health, vision, flexible spending accounts and COBRA administration or other products or services substantially the same or similar to those offered by the Company while the Participant was employed, or other products or services offered by the Company within twelve (12) months after the termination of Participant’s employment if the Participant had responsibility for, or Confidential Information about, such other products or services while the Participant was employed by the Company.

(d) Non-Solicitation of Customers. During the Employment Period and any period in which the Participant is employed by the Company during or after the Employment Period, and during the Restriction Period after the Participant’s termination of employment, the Participant will not, either individually or as an employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly, for a Competitor of the Company as defined in subsection (c) above: (i) solicit business from any client or account of the Company or any of its affiliates with which the Participant had contact, participated in the contact, or responsibility for, or about which the Participant had knowledge of Confidential Information by reason of the Participant’s employment with the Company, (ii) solicit business from any client or account which was pursued by the Company or any of its affiliates and with which the Participant had contact, or responsibility for, or about which the Participant had knowledge of Confidential Information by reason of the Participant’s employment with the Company, within the twelve (12) month period prior to termination of employment. For purposes of this provision, an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.

(e) Non-Solicitation of Employees. During the Employment Period and any period in which the Participant is employed by the Company during or after the Employment Period, and during the Restriction Period after the Participant’s termination of employment as set forth on Schedule A to the Employment Agreement, the Participant will not, either individually or as an employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer or employee of the Company, or whom the Participant was involved in recruiting while the Participant was employed by the Company.

(f) Non-Disparagement. The Participant agrees that he or she will not, nor will he or she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers and managers.

3.7 Return of Consideration.

(a) If at any time a Participant breaches any provision of Section 3.6 or Section 3.10, then: (i) the Company shall cease to provide any further Severance Pay or other benefits under Section 3.2 or Section 3.3 and the Participant shall repay to the Company all Severance Pay and other benefits previously received under Section 3.2 or Section 3.3; (ii) all unexercised Company stock options under any Designated Plan (defined below) whether or not otherwise vested shall cease to be exercisable and shall immediately terminate; (iii) the Participant shall forfeit any outstanding restricted stock or other outstanding equity award made under any Designated Plan and not otherwise vested on the date of breach; and (iv) the Participant shall pay to the Company (A) for each share of common stock of the Company (“Common Share”) acquired on exercise of an option under a Designated Plan within the 24 months prior to such breach, the excess of the fair market value of a Common Share on the date of exercise over the exercise price, and (B) for each share of restricted stock that became vested under any Designated Plan within the 24 months prior to such breach, the fair market value (on the date of vesting) of a Common Share. Any amount to be repaid pursuant to this Section 3.7 shall be held by the Participant in constructive trust for the benefit of the Company and shall be paid by the Participant to the Company with interest at the prime rate (as published in The Wall Street Journal) as of the date of breach plus two (2) percentage points; or, if less, the maximum interest rate permitted by law, upon written notice from the Committee, within 10 days of such notice.

(b) The amount to be repaid pursuant to this Section 3.7 shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Common Share. The Company shall have the right to offset such amount against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

(c) For purposes of this Section 3.7, a “Designated Plan” is each annual bonus and incentive plan, stock option, restricted stock, or other equity compensation or long-term incentive compensation plan, deferred compensation plan, or supplemental retirement plan, listed on Exhibit C.

(d) The provisions of this Section 3.7 shall apply to awards described in clauses (i), (ii), (iii), and (iv) of subsection (a) earned or made after the date the Executive becomes a Participant in this Plan and executes an Employment Agreement, and to awards earned or made prior thereto which by their terms are subject to cessation and recoupment under terms similar to those of this Section 3.7

3.8 Equitable Relief and Other Remedies. As a condition of participation in this Plan:

(a) The Participant acknowledges that each of the provisions of Section 3.6 and 3.7 of the Plan are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in the Participant’s chosen business and are not an undue restraint on the trade of the Participant, or any of the public interests which may be involved.

(b) The Participant agrees that beyond the amounts otherwise to be provided under this Plan and the Employment Agreement, the Company will be damaged by a violation of the terms of this Plan and the amount of such damage may be difficult to measure. The Participant agrees that if the Participant commits or threatens to commit a breach of any of the covenants and agreements contained in Sections 3.6 or 3.10 to the extent permitted by applicable law, then the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Plan, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Further, if the Participant violates Section 3.6 hereof the Participant agrees that the period of violation shall be added to the period in which the Participant’s activities are restricted.

(c) Notwithstanding the foregoing, the Company will not seek injunctive relief to prevent a Participant residing in California from engaging in post termination competition in California under Section 3.6(c) or (d) of this Plan, provided that the Company may seek and obtain relief to enforce Section 3.7 of this Plan with respect to such Participants.

(d) The parties agree that the covenants contained herein are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law. The parties further agree that the Company’s rights under Section 3.7 should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided therein or if the arbitrator or court deems equitable relief to be inappropriate.

3.9 Survival of Provisions. The obligations contained in Sections 3.6, 3.7, 3.8 and Section 3.10 below shall survive the cessation of the Employment Period (as defined in the Employment Agreement) and the Participant’s employment with the Company and shall be fully enforceable thereafter.

3.10 Cooperation. Upon the receipt of reasonable notice from the Company (including from outside counsel to the Company), the Participant agrees that while employed by the Company and for two years (or, if longer, for so long as any claim referred to in this Section remains pending) after the termination of Participant’s employment for any reason, the Participant will respond and provide information with regard to matters in which the Participant has knowledge as a result of the Participant’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Participant’s employment with the Company (or any predecessor); provided, that with respect to periods after the termination of the Participant’s employment, the Company shall reimburse the Participant for any out-of-pocket expenses incurred in providing such assistance and if the Participant is required to provide more than ten (10) hours of assistance per week after his termination of employment then the Company shall pay the Participant a reasonable amount of money for his services at a rate agreed to between the Company and the Participant; and provided further that after the Participant’s termination of employment with the Company such assistance shall not unreasonably interfere with the Participant’s business or personal obligations. The Participant agrees to promptly inform the Company if the Participant becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Participant also agrees to promptly inform the Company (to the extent the Participant is legally permitted to do so) if the Participant is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.

ARTICLE 4

ADDITIONAL CHANGE IN CONTROL BENEFITS

4.1 Equity Vesting Upon Change in Control.

(a) If the conditions of Section 4.1(b) are satisfied, then as of the date of the Change in Control (or as soon thereafter as permitted by Section 4.1(c)), all Options and SARs of a Participant shall become fully and immediately exercisable, all Restricted Stock shall become fully vested and nonforfeitable and forthwith delivered to a Participant if not previously delivered, and there shall be paid out in cash to the Participant within 30 days following the effective date of the Change in Control the value of the Performance Shares to which the Participant would have been entitled if performance achieved 100% of the target performance goals established for such Performance Shares.

(b) Both of the following conditions must be satisfied in order for Section 4.1(a) to apply:

(i) upon a Change in Control WellPoint ceases to exist; and

(ii) the successor to WellPoint in such Change in Control has not on or prior to such Change in Control assumed and continued the following awards without economic change: (A) any and all outstanding options (“Options”) to purchase Common Shares (or stock that has been converted into Common Shares), (B) any and all stock appreciation rights (“SARs”) based on appreciation in the value of Common Shares, (C) any and all restricted Common Shares (or deferred rights thereto), regardless whether such restrictions are scheduled to lapse based on service or on performance or both (“Restricted Stock”), and (C) any outstanding awards providing for the payment of a variable number of Common Shares dependent on the achievement of performance goals, or of an amount based on the fair market value of such shares or the appreciation thereof (“Performance Shares”), in each case awarded to a Participant under any Plan, contract or arrangement for Options, SARs, Restricted Stock or Performance Shares.

(c) Notwithstanding the foregoing provisions of this Section 4.1, if the Change in Control is not a Qualified Change in Control and such awards are deferred compensation subject to additional taxes or penalties under Section 409A of the Code if payment would commence immediately upon such Change in Control, payment of such awards shall not occur prior to the earliest to occur of: (a) the Participant’s Separation from Service; (b) the Participant’s “disability” (as defined in Proposed Treasury Regulation Section 1.409A); (c) the Participant’s death; (d) the occurrence of an “unforeseeable emergency” (as defined in Proposed Treasury Regulation Section 1.409A); and (e) the specific date on which the awards could otherwise be exercised or paid in accordance with the underlying award agreement. In the event payment is deferred under the preceding sentence, any installments that would have been paid prior to the deferred payment or commencement date but for Section 409A shall be paid in a single lump sum on such earliest payment or commencement date, together with interest at the prime rate (as published in The Wall Street Journal) in effect on the date of Separation from Service.

4.2 Guaranteed Annual Bonus for the Year of a Change in Control. If a Change in Control occurs, each Participant’s annual bonus for the fiscal year in which the Change in Control occurs shall be in an amount (“Guaranteed Amount”) equal to the greater of (i) the Participant’s Target Bonus for such fiscal year, or (ii) the bonus that is determined in the ordinary course under each annual bonus or short-term incentive plan (as determined by the Committee in its sole discretion) (a “Bonus Plan”) covering the Participant for the fiscal year in which the Change in Control occurs. The Guaranteed Amount shall be paid in a lump sum at the normal time for the payment of a bonus under the applicable Bonus Plan.

4.3 Equity Vesting Upon Termination Without Cause or for Good Reason.

(a) If the conditions of Section 4.3(b) are satisfied, then as of the date of the Participant’s Eligible Separation from Service (i) all Pre-Change (as defined below) Options and Pre-Change SARs of such Participant shall become fully and immediately exercisable, (ii) all Pre-Change Restricted Stock shall become fully vested and nonforfeitable and forthwith delivered to Participant if not previously delivered, and (iii) there shall be paid out in cash to the Participant within 30 days following the Separation from Service the value of the Pre-Change Performance Shares to which the Participant would have been entitled if performance achieved 100% of the target performance goals established for such Performance Shares.

(b) Both of the following conditions must be satisfied in order for Section 4.3(a) to apply:

(i) the Participant must have had a Separation from Service within the thirty-six (36) month period following a Change in Control by reason of (A) a termination of the Participant’s employment by the Company other than for Cause, death or disability, or (B) a termination of the Participant’s employment by the Participant for Good Reason; and

(ii) the Participant must have executed and delivered a valid Waiver and Release Agreement as required by Section 3.5, and the period for revoking such Waiver and Release Agreement must have elapsed.

(c) For purposes of this Section 4.3 a “Pre-Change” Option, SAR, Restricted Stock or Performance Shares means (i) an award of an Option, SAR, Restricted Stock or Performance Shares which was outstanding on both the date of the Change in Control and the date of the Eligible Separation from Service, and (ii) an award of an Option, SAR, Restricted Stock or Performance Shares assumed and continued by a successor to WellPoint in such Change in Control without economic change.

(d) Notwithstanding the foregoing provisions of this Section 4.3, if such awards are deferred compensation subject to additional taxes or penalties under Section 409A of the Code if payment commences immediately upon such Change in Control, payment of such awards shall not occur prior to the earliest to occur of: (a) the Participant’s Separation from Service; (b) the Participant’s “disability” (as defined in Proposed Treasury Regulation Section 1.409A); (c) the Participant’s death; (d) the occurrence of an “unforeseeable emergency” (as defined in Proposed Treasury Regulation Section 1.409A); and (e) the specific date on which the awards could otherwise be exercised or paid in accordance with the underlying award agreement.

4.4 Pro-Rata Bonus Payment Upon Termination Without Cause or for Good Reason.

(a) If the conditions of Section 4.4(b) are satisfied, then for the fiscal year in which the Participant’s Eligible Separation from Service occurs, the Participant shall be entitled to a pro-rata bonus (the “Pro-Rata Bonus”) equal to the product of the applicable amount described in (i), multiplied by the fraction determined in (ii):

(i) the applicable amount is the Guaranteed Amount described in Section 4.2 for the fiscal year in which the Eligible Separation from Service occurs, and

(ii) a fraction, the numerator of which is the number of days in such fiscal year before the date of the Eligible Separation from Service, and the denominator of which is the total number of days in such fiscal year.

(b) Both of the following conditions must be satisfied in order for Section 4.3(a) to apply:

(i) the Participant must have had a Eligible Separation from Service within the thirty-six (36) month period following a Change in Control by reason of (A) a termination of the Participant’s employment by the Company other than for Cause, death or disability, or (B) a termination of the Participant’s employment by the Participant for Good Reason; and

(ii) the Participant must have executed and delivered a valid and Waiver and Release Agreement as required by Section 3.5, and the period for revoking such Waiver and Release Agreement must have elapsed.

4.5 Qualified and Supplemental Pension and 401(k) Match Contribution.

(a) Severance Pay pursuant to Sections 3.2 and 3.4 shall be increased by an amount equal to the value of WellPoint ongoing contributions to the Participant’s qualified and supplemental cash balance pension accounts, and qualified and supplemental 401(k) accounts if Severance Pay had been considered covered earnings in those programs. This amount, is equal to the product of:

(i) Severance Pay multiplied by

(ii) a fraction, the numerator of which is (a) the Participant’s cash balance pension contribution percentage, if any, plus (b) the Participant’s maximum WellPoint 401(k) matching percentage, and the denominator of which is 100%.

4.6 Gross-up for Certain Taxes.

(a) If it is determined that any benefit received or deemed received by the Participant from the Company pursuant to this Plan or otherwise (collectively, “Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, but not including any tax payable under Section 409A of the Code (such excise tax and all such similar taxes collectively, “Excise Taxes”), then except as provided in subsection (b) the Participant shall receive in respect of such Payments whichever of (i) or (ii) below would result in the Participant retaining, after application of all applicable income, Excise, and other taxes (“All Applicable Taxes”), the greater after-tax amount (the “After-Tax Benefit”); where:

(ii) is the Payments; and

(iii) is a reduced amount of Payments sufficient to avoid the imposition of Excise Taxes.

(b) Notwithstanding subsection (a), if (i) at any time during the Imminent Change in Control Period or after the date of the Change in Control, the Participant is classified as an Executive Vice President or Senior Vice President, and (ii) the reduced amount of Payments sufficient to avoid the imposition of Excise Taxes is 10% of Annual Salary or greater, then there shall be no reduction and the Company shall pay the Participant as soon as practicable after the Change in Control an amount that, net of all taxes thereon, fully reimburses or “grosses up” the employee for the amount of such excise tax. This amount, (the “Gross-up Payment”), is equal to the product of:

(i) the amount of such Excise Taxes multiplied by

(ii) a fraction (the “Gross-Up Multiple”), the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective marginal rates of All Applicable Taxes (the “Aggregate Effective Tax Rate”) applicable to the Gross-up Payment. If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.

The Gross-up Payment is intended to compensate the Participant who is an Executive Vice President or Senior Vice President for the Excise Taxes and any Federal, state, local or other income or excise taxes or other taxes payable by the Participant with respect to the Gross-up Payment. For all purposes of this Section 4.5, the Participant shall be deemed to be subject to the highest effective marginal rates of federal, state, local or other income or other taxes.

ARTICLE 5

CLAIMS

5.1 Good Reason and Competition Determinations. Any Participant believing he or she has a right to resign for Good Reason may apply to the Committee for written confirmation that an event constituting Good Reason has occurred with respect to such Participant. The Committee shall confirm or deny in writing that Good Reason exists within 21 days following receipt of any such application. Any Participant may apply to the Committee for written confirmation that specified activities proposed to be undertaken by the Participant will not violate Section 3.6 of the Plan. The Committee shall confirm or deny in writing that specified activities proposed to be undertaken by the Participant will not violate Section 3.6 of the Plan within 21 days of receipt of any such application unless the Committee determines that it has insufficient facts on which to make that determination, in which event the Committee shall advise the Participant of information necessary for the Committee to make such determination. Any confirmation of Good Reason by the Committee shall be binding on the Company. Any confirmation that specified activities to be undertaken by the Participant will not violate Section 3.6 of the Plan shall be binding on the Company provided that all material facts have been disclosed to the Committee and there is no change in the material facts.

5.2 Claims Procedure. If any Participant has (a) a claim for compensation or benefits which are not being paid under the Plan or the Employment Agreement, (b) another claim for benefits under the Plan or Employment Agreement, (c) a claim for clarification of his or her rights under the Plan (to the extent not provided for in Section 5.1) or Employment Agreement, or (d) a claim for breach by the Company of the Employment Agreement, then the Participant (or his or her designee) (a “Claimant”) may file with the Committee a written claim setting forth the amount and nature of the claim, supporting facts, and the Claimant’s address. A claim shall be filed within six (6) months of (i) the date on which the claim first arises or (ii) if later, the earliest date on which the Participant knows or should know of the facts giving rise to a claim. The Committee shall notify each Claimant of its decision in writing by registered or certified mail within 90 days after its receipt of a claim, unless otherwise agreed by the Claimant. In special circumstances the Committee may extend for a further 90 days the deadline for its decision, provided the Committee notifies the Claimant of the need for the extension within 90 days after its receipt of a claim. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent provisions of the Plan or Employment Agreement on which the denial is based, describe any additional material or information necessary for the Claimant to realize the claim, and explain the claim review procedure under the Plan.

5.3 Claims Review Procedure. A Claimant whose claim has been denied or such Claimant’s duly authorized representative may file, within 60 days after notice of such denial is received by the Claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the Claimant in writing of its decision within 60 days after receipt of such request, unless otherwise agreed by the Claimant. In special circumstances, the Committee may extend for up to 60 additional days the deadline for its decision, provided the Committee notifies the Claimant of the need for the extension within 60 days after its receipt of the request for review. The notice of the final decision of the Committee shall include the reasons for its decision and specific references to the Plan or Employment Agreement on which the decision is based. The decision of the Committee shall be final and binding on all parties in accordance with but subject to Section 5.4(a) below.

5.4 Arbitration.

(a) In the event of any dispute arising out of or relating to this Plan (including the Employment Agreement) the determinations of fact and the construction of this Plan (including the Employment Agreement) or any other determination by the Committee in its sole and absolute discretion pursuant to Section 6.3 of the Plan shall be final and binding on all persons and may not be overturned in any arbitration or any other proceeding unless the party challenging the Committee’s determination can demonstrate by clear and convincing evidence that a determination of fact is clearly erroneous or any other determination by the Committee is arbitrary and capricious; provided, however, that if a claim relates to benefits due following a Change in Control, the Committee’s determination shall not be final and binding if the party challenging the Committee’s determination establishes by a preponderance of the evidence that he or she is entitled to the benefits in dispute.

(b) Any dispute arising out of or relating to this Plan (including the Employment Agreement) shall first be presented to the Committee pursuant to the claims procedure set forth in Section 5.2 of the Plan and the claims review procedure of Section 5.3 of the Plan within the times therein provided. In the event of any failure timely to use and exhaust such claims procedure and the claims review procedures, the decision of the Committee on any matter respecting the Plan (including the Employment Agreement) shall be final and binding and may not be challenged by further arbitration, or any other proceeding.

(c) Any dispute arising out of or relating to this Plan (including the Employment Agreement), including the breach, termination or validity of the Employment Agreement, which has not been resolved as provided in subsection (b) of this Section as provided herein shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by a sole arbitrator. The Company shall be initially responsible for the payment of any filing fee and advance in costs required by CPR or the arbitrator, provided, however, if the Participant initiates the claim, the Participant will contribute an amount not to exceed $250.00 for these purposes. During the arbitration, each party shall pay for its own costs and attorneys fees, if any. Attorneys fees and costs shall be awarded by the arbitrator to the prevailing party pursuant to subsection (h) below.

(d) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall not have the right to award speculative damages or punitive damages to either party except as expressly permitted by statute (notwithstanding this provision by which both parties hereto waive the right to such damages) and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. The place of arbitration shall be Indianapolis, Indiana. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located in Indianapolis, Indiana.

(e) Any demand for arbitration must be made or any other proceeding filed within six (6) months after the date of the Committee’s decision on review pursuant to Section 5.3.

(f) Notwithstanding the foregoing provisions of this Section, an action to enforce the Plan (including the Employment Agreement) shall be filed within eighteen (18) months after the party seeking relief had actual or constructive knowledge of the alleged violation of the Plan (including the Employment Agreement) in question or any party shall be able to seek immediate, temporary, or preliminary injunctive or equitable relief from a court of law or equity if, in its judgment, such relief is necessary to avoid irreparable damage. To the extent that any party wishes to seek such relief from a court, the parties agree to the following with respect to the location of such actions. Such actions brought by the Participant shall be brought in a state or federal court located in Indianapolis, Indiana. Such actions brought by the Company shall be brought in a state or federal court located in Indianapolis, Indiana; the Participant’s state of residency; or any other form in which the Participant is subject to personal jurisdiction. The Participant specifically consents to personal jurisdiction in the State of Indiana for such purposes.

(g) IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

(h) In the event of any contest arising under or in connection with this Plan, the arbitrator or court, as applicable, shall award the prevailing party attorneys’ fees and costs to the extent permitted by applicable law.

ARTICLE 6

ADMINISTRATION

6.1 Committee. The Chief Executive Officer of WellPoint (“CEO”) shall appoint not less than three (3) members of a committee, to serve at the pleasure of the CEO to administer this Plan. Members of the Committee may but need not be employees of the Company and may but need not be Participants in the Plan, but a member of the Committee who is a Participant shall not vote or act upon any matter which relates solely to such member as a Participant. All decisions of the Committee shall be by a vote or written evidence of intention of the majority of its members and all decisions of the Committee shall be final and binding except as provided in Section 5.4(a).

6.2 Committee Membership. Any member of the Committee may resign at any time by giving thirty days’ advance written notice to the CEO and to the remaining members (if any) of the Committee. A member of the Committee who at the time of his or her appointment to the Committee was an employee or director of the Company, and who for any reason becomes neither an employee nor director of the Company, shall cease to be a member of the Committee effective on the date he or she is neither an employee nor a director of the Company unless the CEO affirmatively continues his or her appointment as a member of the Committee. If there is any vacancy in the membership of the Committee, the remaining members shall constitute the full Committee. The CEO may fill any vacancy in the membership of the Committee, or enlarge the Committee, by giving written notice of appointment to the person so appointed and to the other members (if any) of the Committee, effective as stated in such written notice. However, the CEO shall not be required to fill any vacancy in the membership of the Committee if there remain at least three members of the Committee. Any notice required by this Section may be waived by the person entitled thereto.

6.3 Duties. The Committee shall have the power and duty in its sole and absolute discretion to do all things necessary or convenient to effect the intent and purposes of the Plan, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power in its sole and absolute discretion to:

(a) provide rules for the management, operation and administration of the Plan, and, from time to time, amend or supplement such rules;

(b) construe the Plan in its sole and absolute discretion to the fullest extent permitted by law, which construction shall be final and conclusive upon all persons except as provided in Section 5.4(a);

(c) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(d) make all determinations relevant to a Participant’s eligibility for benefits under the Plan, including determinations as to Separation from Service, Cause, Good Reason, Transfer of Business, and the Participant’s compliance or not with Sections 3.6, 3.7, 3.8 and 3.10 of the Plan;

(e) to enforce the Plan in accordance with its terms and the Committee’s construction of the Plan as provided in subsection (b) above;

(f) do all other acts and things necessary or proper in its judgment to carry out the purposes of the Plan in accordance with its terms and intent.

6.4 Binding Authority. The decisions of the Committee or its duly authorized delegate within the powers conferred by the Plan shall be final and conclusive for all purposes of the Plan, and shall not be subject to any appeal or review other than pursuant to Sections 5.2, 5.3, and 5.4.

6.5 Exculpation. No member of the Committee nor any delegate of the Committee serving as Plan Administrator nor any other officer or employee of the Company acting on behalf of the Company with respect to this Plan shall be directly or indirectly responsible or otherwise liable by reason of any action or default as a member of that Committee, Plan Administrator or other officer or employee of the Company acting on behalf of the Company with respect to this Plan, or by reason of the exercise of or failure to exercise any power or discretion as such person, except for any action, default, exercise or failure to exercise resulting from such person’s gross negligence or willful misconduct. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives.

6.6 Indemnification. The Company shall indemnify and hold harmless each member of the Committee, any delegate of the Committee serving as Plan Administrator, and each other officer or employee of the Company acting on behalf of the Company with respect to this Plan, against any and all expenses and liabilities arising out of his or her own membership on the Committee, service as Plan Administrator, or other actions respecting this Plan on behalf of the Company, except for expenses and liabilities arising out of such person’s gross negligence or willful misconduct. A person indemnified under this Section who seeks indemnification hereunder (“Indemnitee”) shall tender to the Company a request that the Company defend any claim with respect to which the Indemnitee seeks indemnification under this Section and shall fully cooperate with the Company in the defense of such claim. If the Company shall fail to timely assume the defense of such claim then the Indemnitee may control the defense of such claim. However, no settlement of any claim otherwise indemnified under this Section shall be subject to indemnity hereunder unless the Company consents in writing to such settlement.

6.7 Information. The Company and each Participant shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of their powers and duties in the administration of the Plan. Such information may include, but shall not be limited to, the names of all Participants, their earnings and their dates of birth, employment, retirement or death. Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

ARTICLE 7

GENERAL PROVISIONS

7.1 No Property Interest. The Plan is unfunded. Severance pay shall be paid exclusively from the general assets of the Company and any liability of the Company to any person with respect to benefits payable under the Plan shall give rise solely to a claim as an unsecured creditor against the general assets of the Company. Any Participant who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company for the payment thereof, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title or interest now or at any time in the future.

7.2 Other Rights. Except as provided in Sections 3.2(a), 3.7 and 7.9, the Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan. Participation in the Plan is voluntary and no Executive shall be required to enter into an Employment Agreement.

7.3 Amendment or Termination. The Plan, including but not limited to any provision of the Plan incorporated by reference in an Employment Agreement, may be amended, modified, suspended, or terminated unilaterally by WellPoint at any time; provided, however, that no such amendment, modification, suspension or termination shall adversely affect the rights to which a Participant would be entitled under his or her Employment Agreement if the Participant incurred a Separation from Service on the date of the amendment or termination unless: (i) the affected Participant approves such amendment in writing, or (ii) the amendment is effective no earlier than one (1) year after Participants have received written notice of the amendment, or (iii) the amendment is required (as determined by the Committee) by law (including any provision of the Code) whether such requirement impacts the Company or any Participant. Amendment or termination of the Plan shall not accelerate (or defer) the time of any payment under the Plan that is deferred compensation subject to Section 409A of the Code if such acceleration (or deferral) would subject such deferred compensation to additional tax or penalties under Section 409A.

7.4 Successors. All obligations of WellPoint under the Plan shall be binding on any successor to WellPoint, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of WellPoint, and any such successor shall be required to perform the obligations of WellPoint under the Plan in the same manner and to the same extent that WellPoint would be required to perform such obligations if no such succession had taken place.

7.5 Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent. If, however, the Committee determines in its sole discretion that any term or condition of the Plan (including any Employment Agreement) which is invalid or unenforceable is material to the interests of the Company, the Committee may declare the Plan (including any Employment Agreement) null and void in its entirety or may declare any affected Employment Agreement null and void in its entirety.

7.6 No Employment Rights. Except as provided in the Employment Agreement, neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any employee the right to a continuation of employment by the Company. Subject to the applicable Employment Agreement, the Company reserves the right to dismiss any employee, or otherwise deal with any employee to the same extent as though the Plan had not been adopted.

7.7 Transferability of Rights. The Company shall have the right to transfer all of its obligations under the Plan and an Employment Agreement with respect to one or more Participants to any purchaser of all or any part of the Company’s business in a Transfer of Business or otherwise without the consent of any Participant. No Participant or spouse of a Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant or such spouse may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant or his or her spouse to any portion of the Plan benefits not previously paid.

7.8 Beneficiary. Any payment due under this Plan after the death of the Participant shall be paid to such person or persons, jointly or successively, as the Participant may designate, in writing filed by Participant with the Committee during the Participant’s lifetime in a form acceptable to the Committee, which the Participant may change without the consent of any beneficiary by filing a new designation of beneficiary in like manner. If no designation of beneficiary is on file with the Committee or no designated beneficiary is living or in existence upon the death of the Participant, such payments shall be made to the surviving spouse of the Participant, if any, or if none to the Participant’s estate. If and to the extent Section 409A permits acceleration of payments of deferred compensation upon death, the Committee in its sole discretion may accelerate and pay in a lump sum, discounted at a rate approved by the payee, any Severance Pay payable after the death of a Participant.

7.9 Company Action. Any action required or permitted of WellPoint or the Company under this Plan shall be duly and properly taken if taken by the Compensation Committee of the Board of Directors, or by any officer of the WellPoint to which the Compensation Committee has delegated (generally or specifically) and not withdrawn the right or power to take such action.

7.10 Entire Document. The Plan (including Employment Agreements) as set forth herein, supersedes any and all prior practices, understandings, agreements, descriptions or other non-written arrangements respecting severance, except for written employment or severance contracts signed by the Company with individuals other than Participants.

7.11 Plan Year. The fiscal records of the Plan shall be kept on the basis of a plan year which is the calendar year.

7.12 Governing Law. This is an employee benefit plan subject to ERISA and shall be governed by and construed in accordance with ERISA and, to the extent applicable and not preempted by ERISA, the law of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflict of law principal.

ARTICLE 8

DEFINITIONS

8.1 Definitions. The following words and phrases as used herein shall have the following meanings, unless a different meaning is required by the context:

8.1.1 “Annual Salary” means the highest annualized rate of regular salary in effect for the Participant (i) during the one-year period before Separation from Service or, if higher, (ii) during the period commencing one year prior to a Change in Control, and ending upon Separation from Service.

8.1.2 “Board of Directors” means the Board of Directors of WellPoint.

8.1.3 “Cause”, unless otherwise defined for purposes of termination of employment in a written employment agreement between the Company and the Participant, shall mean any act or failure to act on the part of the Participant which constitutes:

(i) fraud, embezzlement, theft or dishonesty against the Company;

(ii) material violation of law in connection with or in the course of the Participant’s duties or employment with the Company,

(iii) commission of any felony or crime involving moral turpitude;

(iv) any violation of Section 3.6 of the Plan;

(v) any other material breach of the Employment Agreement;

(vi) material breach of any written employment policy of the Company; or

(vii) conduct which tends to bring the Company into substantial public disgrace or disrepute;

provided, however, that with respect to a termination of employment during an Imminent Change in Control Period or within the thirty-six (36) month period after a Change in Control, clause (vi) shall apply only if such material breach is grounds for immediate termination under the terms of such written employment policy; and clauses (iv), (v), (vi), and (vii) shall apply only if such violation, breach or conduct is willful.

8.1.4 “Change in Control” means the first to occur of the following events with respect to the WellPoint:

(a) any person (as such term is used in Rule 13d-5 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) or group (as such term is defined in Section 13(d) of the Exchange Act), other than a subsidiary of WellPoint or any employee benefit plan (or any related trust) of the Company, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the common stock of WellPoint (“Common Stock”) or of other voting securities representing 20% or more of the combined voting power of all voting securities WellPoint; provided, however, that (i) no Change in Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 80% of both the common stock of such corporation and the combined voting power of the voting securities of such corporation are then beneficially owned, directly or indirectly, by the persons who were the Beneficial Owners of the Common Stock and other voting securities of WellPoint immediately before such acquisition, in substantially the same proportion as their ownership of the Common Shares and other voting securities of WellPoint immediately before such acquisition; (ii) if any person or group owns 20% or more but less than 30% of the combined voting power of the Common Stock and other voting securities of WellPoint and such person or group has a “No Change in Control Agreement” (as defined below) with the Company, no Change in Control shall be deemed to have occurred solely by reason of such ownership for so long as the No Change in Control Agreement remains in effect and such person or group is not in violation of the No Change in Control Agreement; and (iii) once a Change in Control occurs under this subsection (a), the occurrence of the next Change in Control (if any) under this subsection (a) shall be determined by reference to a person or group other than the person or group whose acquisition of Beneficial Ownership created such prior Change in Control unless the original person or group has in the meantime ceased to own 20% or more of the Common Shares of WellPoint or other voting securities representing 20% or more of the combined voting power of all voting securities of WellPoint; or

(b) within any period of thirty-six (36) or fewer consecutive months individuals who, as of the first day of such period were members of the Board of Directors of WellPoint (the “Incumbent Directors”) cease for any reason to constitute at least 75% of the members of the Board; provided, however, that (i) any individual who becomes a Member of the Board of Directors after the first day of such period whose nomination for election to the Board was approved by a vote or written consent of at least 75% of the Members of the Board of Directors who are then Incumbent Directors shall be considered an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the SEC under the Exchange Act) or an Imminent Change in Control or other transaction described in subsection (a) above or (c) below; and (ii) once a Change in Control occurs under this subsection (b), the occurrence of the next Change in Control (if any) under this subsection (b) shall be determined by reference to a period of thirty-six (36) or fewer consecutive months beginning not earlier than the date immediately after the date of such prior Change in Control; or

(c) closing of a transaction which is any of the following:

(i) a merger, reorganization or consolidation of WellPoint (“Merger”), after which (A) the individuals and entities who were the respective beneficial owners of the Common Stock and other voting securities of WellPoint immediately before such Merger do not beneficially own, directly or indirectly, more than 60% of, respectively, the Common Stock or the combined voting power of the common stock and voting securities of the corporation resulting from such Merger, in substantially the same proportion as their ownership of the Common Stock and other voting securities of WellPoint immediately before such Merger;

(ii) a Merger after which individuals who were members of the Board of Directors of WellPoint immediately before the Merger do not comprise a majority of the members of the Board of Directors of the corporation resulting from such Merger;

(iii) a sale or other disposition by WellPoint of all or substantially all of the assets owned by it (a “Sale”) after which the individuals and entities who were the respective beneficial owners of the Common Stock and other voting securities of WellPoint immediately before such Sale do not beneficially own, directly or indirectly, more than 60% of, respectively, the Common Stock or the combined voting power of the common stock and voting securities of the transferee in such Sale in substantially the same proportion as their ownership of the Common Stock and other voting securities of WellPoint immediately before such Sale; or

(iv) a Sale after which individuals who were members of the Board of Directors of WellPoint immediately before the Sale do not comprise a majority of the members of the board of directors of the transferee corporation.

8.1.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

8.1.6 “Committee” means a committee appointed by the Chief Executive Officer of WellPoint to administer this Plan.

8.1.7 “Executive” means any person employed by the Company in a position of Vice President, Senior Vice President, or Executive Vice President; and any other key executive of the Company employed in a position below that of Vice President (“Other Key Executive”) whom the Chief Executive Officer of WellPoint expressly determines shall be eligible to be a Participant in this Plan.

8.1.8 “Good Reason” for a termination of employment shall mean (a) the occurrence of the events set forth in clauses (ii), (v) or (vi) below within the thirty-six (36) month period after a Change in Control, or (b) the occurrence of the events set forth in clauses (i), (iii) or (iv) below at any time before or after a Change in Control:

(i) a reduction exceeding 10% during any twenty-four (24) consecutive month period in the Participant’s Annual Salary, or in the Participant’s annual total cash compensation (including Annual Salary and Target Bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and (B) and not implemented during an Imminent Change in Control Period or within the thirty-six (36) month period after a Change in Control);

(ii) a material adverse change without the Participant’s prior consent in the Participant’s position, duties, or responsibilities as an Executive of the Company and provided, however, that this clause shall not apply in connection with a Transfer of Business if the position offered to the Participant by the transferee is substantially comparable in position, duties, or responsibilities with the position, duties and responsibilities of the Participant prior to such Transfer of Business and is not in violation of the Participant’s rights under the Employment Agreement;

(iii) a material breach of the Employment Agreement by the Company;

(iv) a change in the Participant’s principal work location to a location more than 50 miles from the Participant’s prior work location and more than 50 miles from the Participant’s principal residence as of the date of such change in work location;

(v) a requirement that the Participant spend an average of two or more days per week at a work location other than his or her prior principal place of employment if the average ground commute to such new work location is longer than two (2) hours; or

(vi) the failure of any successor to Company by merger, consolidation, or acquisition of all or substantially all of the business of the Company or by Transfer of Business to assume the Company’s obligations under this Plan (including any Employment Agreements).

Notwithstanding the foregoing provisions of this definition, Good Reason shall not exist if the Participant has in his or her sole discretion agreed in writing that such event shall not be Good Reason. A Separation from Service shall not be considered to be for Good Reason unless (A) within sixty (60) days of the occurrence of the events claimed to be Good Reason the Participant notifies the Committee in writing of the reasons why he or she believes that Good Reason exists, (B) the Company has failed to correct the circumstance that would otherwise be Good Reason within twenty-one (21) days of receipt of such notice, and (C) the Participant terminates his or her employment within 60 days of such twenty-one (21) day period (or if earlier within 60 days of the date the Committee has confirmed to the Participant pursuant to Section 5.1 that Good Reason exists).

8.1.9 “Imminent Change in Control Period” means the period (i) beginning on the date of (A) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer which if consummated would be a Change in Control, (B) the making to a director or executive officer of the Company of a written proposal which if consummated would be a Change in Control, or (C) approval by the Board of Directors or the stockholders of WellPoint of a transaction that upon closing would be a Change in Control; and (ii) ending upon the first to occur of (A) a public announcement that the prospective Change in Control contemplated by the event(s) described in clause (i) has been terminated or abandoned, (B) the occurrence of the contemplated Change in Control, or (C) the first annual anniversary of the beginning of the Imminent Change in Control Period.

8.1.10 “No Change in Control Agreement” means a legal, binding and enforceable agreement executed by and in effect between a person or all members of a group and WellPoint that provides that: (1) such person or group shall be bound by the agreement for the time period of not less than five (5) years from its date of execution; (2) such person or group shall not acquire beneficial ownership or voting control equal to a percentage of the Common Stock or the voting power of other voting securities of WellPoint that exceeds a percentage specified in the agreement which percentage shall in all events be less than 30%; (3) such person or group may not designate for election as directors a number of directors in excess of 25% of the number of directors on the Board; and (4) such person or group shall vote the Common Stock and other voting securities of WellPoint in all matters in the manner directed by the majority of the Incumbent Directors. If any agreement described in the preceding sentence is violated by such person or group or is amended in a fashion such that it no longer satisfies the requirements of the preceding sentence, such agreement shall, as of the date of such violation or amendment, be treated for purposes hereof as no longer constituting a No Change in Control Agreement.

8.1.11 “Participant” means any Executive who is eligible to participate in the Plan and has become a Participant in accordance with Section 2.1, and has not had such participation terminated pursuant to Section 2.2.

8.1.12 “Qualified Change in Control” means a Change in Control which qualifies as a change in the ownership or effective control of WellPoint or in the ownership of a substantial portion of the assets of WellPoint within the meaning of Section 409A(a)(2)(A)(v) of the Code.

8.1.13 “Separation from Service” means a termination of the Participant’s employment with the Company which constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code. Notwithstanding the preceding sentence a Separation from Service shall not include:

(i) the disposition by the Company of the subsidiary or affiliate which employs the Participant if such employing subsidiary or affiliate adopts this Plan and continues (by assignment or otherwise) to be the employer of the Participant under the Employment Agreement, or

(ii) a termination of employment in a Transfer of Business in connection with which the Participant receives a bona fide offer of employment from the transferee (or an affiliate of the transferee), whether or not accepted, for which purpose a bona fide offer of employment is an offer of employment effective on the closing of the Transfer of Business on terms that does not have an effect described in clauses (i), (ii), (iv) or (v) of Section 8.1.9 (defining “Good Reason”).

(iii) A Participant shall cooperate with the transferee in a Transfer of Business by completing such employment applications and providing such other information as the transferee may need in order to make a bona fide offer of employment. A Participant who fails to provide such cooperation shall be deemed to have received and rejected a bona fide offer of employment.

8.1.14 “Target Bonus” means the Target Bonus Percentage times the Annual Salary.

8.1.15 “Target Bonus Percentage” means the sum of the highest annualized target bonus percentage(s) (as a percentage of salary) in effect for the Participant (i) during the one-year period before Separation from Service or, if higher, (ii) during the period commencing one year prior to a Change in Control, and ending upon Separation of Service under each regular annual bonus or a short-term incentive plan including but not limited to WellPoint’s Annual Incentive Plan or successor plans and any sales incentive plans (as determined by the Committee in its sole discretion) covering the Participant.

8.1.16 “Transfer of Business” means a transfer of the Participant’s position to another entity, as part of either (i) a transfer to such entity as a going concern of all or part of the business function of the Company in which the Participant was employed, or (ii) an outsourcing to another entity of a business function of the Company in which the Participant was employed.

IN WITNESS WHEREOF WellPoint has caused this Amendment and Restatement of the Plan to be executed on its behalf by an authorized officer this 1st day of November, 2006.

WELLPOINT, INC.

By:	/s/ Larry C. Glasscock
Larry C. Glasscock
Chairman, President and Chief Executive Officer

EXHIBIT A

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of                      (the “Agreement Date”), between WellPoint, Inc., an Indiana corporation (“WellPoint”) with its headquarters and principal place of business in Indianapolis, Indiana (WellPoint, together with its subsidiaries and affiliates are collectively referred to herein as the “Company”), and the person listed on Schedule A (the “Executive”).

WITNESSETH

WHEREAS, Executive currently serves as an executive of the Company;

WHEREAS, the Company desires to retain the services of Executive and to provide Executive an opportunity to receive severance to which Executive is not otherwise entitled in return for the diligent and loyal performance of Executive’s duties and Executive’s agreement to reasonable and limited restrictions on Executive’s post-employment conduct to protect the Company’s investments in its intellectual property, employee workforce, customer relationships and goodwill;

WHEREAS, the Company has established the WellPoint, Inc. Executive Agreement Plan (“Plan”) to provide certain benefits for executives who enter into an employment agreement in the form of this Agreement; and

WHEREAS, Executive is not required to execute this Agreement as a condition of continued employment; rather, Executive is entering into this Agreement to enjoy the substantial additional payments and benefits available under the Plan and the Designated Plans (as hereinafter defined).

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Period (as defined in Section 2 below), Executive shall serve in the position set forth on Schedule A, or in such other position of comparable duties, authorities and responsibilities commensurate with the skills and talents of Executive to which the Company may from time to time assign Executive. In this capacity, Executive shall have such duties, authorities and responsibilities as the Company shall designate that are commensurate with Executive’s position.

(b) During the Employment Period, Executive shall comply with Company policies and procedures, and shall devote all of Executive’s business time, energy and skill, best efforts and undivided business loyalty to the performance of Executive’s duties with the Company. Executive further agrees that while employed by the Company he shall not perform any services for remuneration for or on behalf of any other entity without the advance written consent of the Company.

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2. EMPLOYMENT PERIOD. Subject to the termination provisions hereinafter provided, the initial term of Executive’s employment under this Agreement shall commence on the Agreement Date listed above and end on the Anniversary Date which is one year after the Agreement Date; provided, however, that commencing on the day following the Agreement Date the term will automatically be extended each day by one day, until a date (the “Expiration Date”) which is the first annual anniversary of the first date on which either the Company or Executive delivers to the other written notice of non renewal. The term beginning on the Agreement Date and ending on the Expiration Date shall constitute the “Employment Period” for purposes of this Agreement. Expiration of this Agreement shall not be construed to terminate the employment of Executive. If the employment of Executive does not terminate on or before the Expiration Date in accordance with this Agreement, Executive shall continue to be an employee at will of the Company after the Expiration Date unless such employment is otherwise terminated by the Company or Executive.

3. BASE SALARY. The Company agrees to pay Executive a base salary at an annual rate set forth on Schedule A, payable in accordance with the regular payroll practices of the Company. Executive’s Base Salary shall be subject to annual review by the Company. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. BONUS. During the Employment Period, Executive shall be eligible to receive consideration for an annual bonus upon such terms as adopted from time to time by the Company. The Target Bonus for which Executive is eligible for the year in which this Agreement is executed is specified in Exhibit A to this Agreement.

5. BENEFITS. Executive, his or her spouse and their eligible dependents shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives at a level commensurate with Executive’s position, subject to satisfying the applicable eligibility requirements therefor, in addition to the benefits available under the Plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time in accordance with its terms.

6. TERMINATION. Executive’s employment and the Employment Period shall terminate on the first of the following to occur:

(a) DISABILITY. Subject to applicable law, upon 10 days’ prior written notice by the Company to Executive of termination due to Disability. “Disability” shall have the meaning defined for that term in the Plan.

(b) DEATH. Automatically on the date of death of Executive.

(c) CAUSE. The Company may terminate Executive’s employment hereunder for Cause immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” shall have the meaning defined for that term in the Plan.

(d) WITHOUT CAUSE. Upon written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability.

7. CONSEQUENCES OF TERMINATION. The Executive’s entitlement to payments and benefits upon termination shall be as set forth in the Plan.

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8. RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Benefits shall only be payable if Executive delivers to the Company and does not revoke a general release of all claims in a form tendered by the Company which shall be substantially similar to the form attached as Exhibit B to the Plan or such other form acceptable to the Company within sixty (60) days of Executive’s receipt of such form.

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY.

(i) Executive recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Executive expressly acknowledges and agrees that by virtue of his or her employment with the Company, Executive will have access and will use in the course of Executive’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Indiana Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that Executive establishes by clear and convincing evidence, is or may become known to Executive or to the public from sources outside the Company and through means other than a breach of this Agreement.

(ii) Executive agrees that Executive will not for himself or herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (1) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (2) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Executive’s duties for the Company or its affiliates; or (3) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, Executive shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information.

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(b) DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND IMPROVEMENTS.

(i) Without prejudice to any other duties express or implied imposed on Executive hereunder it shall be part of Executive’s normal duties at all times to consider in what manner and by what methods or devices the products, services, processes, equipment or systems of the Company and any customer or vendor of the Company might be improved and promptly to give to the Chief Executive Officer of the Company or his or her designee full details of any improvement, invention, research, development, discovery, design, code, model, suggestion or innovation (collectively called “Work Product”), which Executive (alone or with others) may make, discover, create or conceive in the course of Executive’s employment. Executive acknowledges that the Work Product is the property of the Company. To the extent that any of the Work Product is capable of protection by copyright, Executive acknowledges that it is created within the scope of Executive’s employment and is a work made for hire. To the extent that any such material may not be a work made for hire, Executive hereby assigns to the Company all rights in such material. To the extent that any of the Work Product is an invention, discovery, process or other potentially patentable subject matter (the “Inventions”), Executive hereby assigns to the Company all right, title, and interest in and to all Inventions. The Company acknowledges that the assignment in the preceding sentence does not apply to an Invention that Executive develops entirely on his or her own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(1)	relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or

(2)	result from any work performed by Executive for the Company.

Execution of this Agreement constitutes Executive’s acknowledgment of receipt of written notification of this Section and of notice of the general exception to assignments of Inventions provided under the Uniform Employee Patents Act, in the form adopted by the state having jurisdiction over this Agreement or provision, or any comparable applicable law.

(ii) Executive shall sign such further documents as the Company may request to carry out the purposes of this Agreement.

(c) NON-COMPETITION. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and during the period of time after Executive’s termination of employment as set forth in Schedule A, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.

(i) Competitive Position means any employment or performance of services with a Competitor (A) in which Executive has executive level duties for such Competitor, or (B) in which Executive will use any Confidential Information of the Company.

(ii) Restricted Territory means any geographic area in which the Company does business and in which the Executive had responsibility for, or Confidential Information about, such business within the thirty six (36) months prior to Executive’s termination of employment from the Company.

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(iii) Restricted Activity means any activity for which Executive had executive responsibility for the Company within the thirty-six (36) months prior to Executive’s termination of employment from the Company or about which Executive had Confidential Information.

(iv) Competitor means any entity or individual (other than the Company), engaged in management of network based managed care plans and programs, or the performance of managed care services, health insurance, long term care insurance, dental, life or disability insurance, behavioral health, vision, flexible spending accounts, COBRA administration or other products or services substantially the same or similar to those offered by the Company while Executive was employed, or other products or services offered by the Company within twelve (12) months after the termination of Executive’s employment if the Executive had responsibility for, or Confidential Information about, such other products or services while Executive was employed by the Company.

(d) NON-SOLICITATION OF CUSTOMERS. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for the period of time after Executive’s termination of employment as set forth on Schedule A, Executive will not, either individually or as a employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly, for a Competitor of the Company as defined in Section 9(c)(iv) above: (i) solicit business from any client or account of the Company or any of its affiliates with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, (ii) solicit business from any client or account which was pursued by the Company or any of its affiliates and with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, within the twelve (12) month period prior to termination of employment. For purposes of this provision, an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.

(e) NON-SOLICITATION OF EMPLOYEES. During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for the period of time after Executive’s termination of employment as set forth on Schedule A, Executive will not, either individually or as a employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer or employee of the Company, or whom Executive was involved in recruiting while Executive was employed by the Company.

(f) NON-DISPARAGEMENT. Executive agrees that he or she will not, nor will he or she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers and managers.

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(g) CESSATION AND RECOUPMENT OF SEVERANCE PAYMENTS AND OTHER BENEFITS. If at any time Executive breaches any provision of this Section 9 or Section 10, then: (i) the Company shall cease to provide any further severance Pay or other benefits previously received under the Plan and Executive shall repay to the Company all Severance Pay and other benefits previously received under the Plan, (ii) all unexercised Company stock options under any Designated Plan (as defined in the Plan) whether or not otherwise vested shall cease to be exercisable and shall immediately terminate; (iii) Executive shall forfeit any outstanding restricted stock or other outstanding equity award made under any Designated Plan and not otherwise vested on the date of breach; and (iv) the Executive shall pay to the Company (A) for each share of common stock of the Company (“Common Share”) acquired on exercise of an option under a Designated Plan within the 24 months prior to such breach, the excess of the fair market value of a Common Share on the date of exercise over the exercise price, and (B) for each Share of restricted stock that became vested under any Designated Plan within the 24 months prior to such breach, the fair market value (on the date of vesting) of a Common Share. Any amount to be repaid pursuant to this Section 9(g) shall be held by the Executive in constructive trust for the benefit of the Company and shall be paid by Executive to the Company with interest at the prime rate (as published in The Wall Street Journal) as of the date of breach plus two (2) percentage points; or if less than the maximum interest rate permitted by law, upon written notice from the Committee (as defined in the Plan) within 10 days of such notice. The amount to be repaid pursuant to this Section 9(g) shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Common Share. The Company shall have the right to offset such gain against any amounts otherwise owed to Executive by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement). For purposes of this Section 9(g), a “Designated Plan” is each annual bonus and incentive plan, stock option, restricted stock, or other equity compensation or long-term incentive compensation plan, deferred compensation plan, or supplemental retirement plan, listed on Exhibit C to the Plan. The provisions of this Section 9(g) shall apply to awards described in clauses (i), (ii), (iii) and (iv) of this Section earned or made after the date Executive becomes a participant in the Plan and executes this Agreement, and to awards earned or made prior thereto which by their terms are subject to cessation and recoupment under terms similar to those of this paragraph.

(h) EQUITABLE RELIEF AND OTHER REMEDIES - CONSTRUCTION.

(i) Executive acknowledges that each of the provisions of this Agreement are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in Executive’s chosen business and are not an undue restraint on the trade of Executive, or any of the public interests which may be involved.

(ii) Executive agrees that beyond the amounts otherwise to be provided under this Agreement and the Plan, the Company will be damaged by a violation of this Agreement and the amount of such damage may be difficult to measure. Executive agrees that if Executive commits or threatens to commit a breach of any of the covenants and agreements contained in Sections 9 and 10 to the extent permitted by applicable law, then the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an

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adequate remedy. Further, if Executive violates Section 9(b) - (e) hereof Executive agrees that the period of violation shall be added to the Period in which Executive’s activities are restricted.

(iii) Notwithstanding the foregoing, the Company will not seek injunctive relief to prevent an Executive residing in California from engaging in post termination competition in California under Section 9(c) or 9(d) of this Agreement provided that the Company may seek and obtain relief to enforce Section 9(g) of this Section with respect to such Executives.

(iv) The parties agree that the covenants contained in this Agreement are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law. The parties further agree that the Company’s rights under Section 9(g) should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided thereon or if the arbitrator or court deems equitable relief to be inappropriate.

(i) SURVIVAL OF PROVISIONS. The obligations contained in this Section 9 and Section 10 below shall survive the cessation of the Employment Period and Executive’s employment with the Company and shall be fully enforceable thereafter.

10. COOPERATION. While employed by the Company and for two years (or, if longer, for so long as any claim referred to in Section 3.10 of the Plan remains pending) after the termination of Executive’s employment for any reason, Executive will provide cooperation and assistance to the Company as provided in Section 3.10 of the Plan.

11. NOTIFICATION OF EXISTENCE OF AGREEMENT. Executive agrees that in the event that Executive is offered employment with another employer (including service as a partner of any partnership or service as an independent contractor) at any time during the existence of this Agreement, or such other period in which post termination obligations of this Agreement apply, Executive shall immediately advise said other employer (or partnership) of the existence of this Agreement and shall immediately provide said employer (or partnership or service recipient) with a copy of Sections 9 and 10 of this Agreement.

12. NOTIFICATION OF SUBSEQUENT EMPLOYMENT. Executive shall report promptly to the Company any employment with another employer (including service as a partner of any partnership or service as an independent contractor or establishment of any business as a sole proprietor) obtained period in which Executive’s post termination obligations set forth in Section 9(b) - (f) apply.

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13. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile or e-mail, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown

on the records of the Company

If to the Company:

Randal L. Brown

Executive Vice President, Human Resources

WellPoint, Inc.

120 Monument Circle

Indianapolis, IN 46204

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

15. SUCCESSORS AND ASSIGNS - BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, as the case may be. The Company may assign this Agreement to any affiliate of the Company and to any successor or assign of all or a substantial portion of the Company’s business. Executive may not assign or transfer any of his rights or obligations under this Agreement.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. DISPUTE RESOLUTION.

(a) In the event of any dispute arising out of or relating to this Agreement the determinations of fact and the construction of this Agreement or any other determination by the Committee in its sole and absolute discretion pursuant to Section 6.3 of the Plan shall be final and binding on all persons and may not be overturned in any arbitration or any other proceeding unless the party challenging the Committee’s determination can demonstrate by clear and convincing evidence that a determination of fact is clearly erroneous or any other determination by the Committee is arbitrary and capricious; provided, however, that if a claim relates to benefits due following a Change in Control (as defined in the Plan), the Committee’s determination shall not be final and binding if the party challenging the Committee’s determination establishes by a preponderance of the evidence that he or she is entitled to the benefit in dispute.

(b) Any dispute arising out of or relating to this Agreement shall first be presented to the Committee pursuant to the claims procedure set forth in Section 5.2 of the Plan and the claims review procedure of Section 5.3 of the Plan within the times therein provided. In the event of any failure timely to use and exhaust such claims procedure, and the claims review

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procedures, the decision of the Committee on any matter respecting this Agreement shall be final and binding and may not be challenged by further arbitration, or any other proceeding.

(c) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved as provided in paragraph (b) of this Section as provided herein shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by a sole arbitrator. The Company shall be initially responsible for the payment of any filing fee and advance in costs required by CPR or the arbitrator, provided, however, if the Executive initiates the claim, the Executive will contribute an amount not to exceed $250.00 for these purposes. During the arbitration, each Party shall pay for its own costs and attorneys fees, if any. Attorneys fees and costs should be awarded by the arbitrator to the prevailing party pursuant to Section 19 below.

(d) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall not have the right to award speculative damages or punitive damages to either party except as expressly permitted by statute (notwithstanding this provision by which both parties hereto waive the right to such damages) and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. The place of arbitration shall be Indianapolis, Indiana. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located in Indianapolis, Indiana.

(e) Any demand for Arbitration must be made or any other proceeding filed within six (6) months after the date of the Committee’s decision on review pursuant to Section 5.3 of the Plan.

(f) Notwithstanding the foregoing provisions of this Section, an action to enforce this Agreement shall be filed within eighteen (18) months after the party seeking relief had actual or constructive knowledge of the alleged violation of the Employment Agreement in question or any party shall be able to seek immediate, temporary, or preliminary injunctive or equitable relief from a court of law or equity if, in its judgment, such relief is necessary to avoid irreparable damage. To the extent that any party wishes to seek such relief from a court, the parties agree to the following with respect to the location of such actions. Such actions brought by the Executive shall be brought in a state or federal court located in Indianapolis, Indiana. Such actions brought by the Company shall be brought in a state or federal court located in Indianapolis, Indiana; the Executive’s state of residency; or any other forum in which the Executive is subject to personal jurisdiction. The Executive specifically consents to personal jurisdiction in the State of Indiana for such purposes.

(g) IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

18. GOVERNING LAW. This Agreement forms part of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be governed by and construed in accordance with ERISA and, to the extent applicable and not preempted by ERISA, the law of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflicts of law principles.

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19. ATTORNEYS’ FEES. In the event of any contest arising under or in connection with this Agreement, the arbitrator or court, as applicable, shall award the prevailing party attorneys’ fees and costs to the extent permitted by applicable law.

20. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the Plan and together with all exhibits thereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21. OTHER EMPLOYMENT ARRANGEMENTS. Except as set forth on Schedule A or provided in Section 2.1(c) of the Plan, any severance or change in control plan or agreement (other than the Plan) or other similar agreements or arrangements between Executive and the Company including without limitation the Executive Agreement (the Anthem Non-Competition Agreement), shall, effective as of the Effective Date, be superseded by this Agreement and the Plan and shall therefore terminate and be null and void and of no force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLPOINT, INC.

By:
Name:
Its:

EXECUTIVE

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SCHEDULE A

1. Name of Executive	[____________________]

2. Position	[____________________]

3. Agreement Date	[____________________]

4. Base Salary	[$___________________]

5. Annual Bonus Target Opportunity	[____________________]

6. Severance Payments and Benefits in the case of a Termination Without Cause and in the absence of a Change in Control to be paid over the period indicated at times corresponding with the Company’s normal payroll dates	[Key Employee and VPs - 1 year SVP - 1 1/2 years EVP - 2 years] [Base salary or Change in Control payments and bonus and benefit continuation per the Plan]

7. Severance Payments and Benefits in the case of a Termination Without Cause during an Imminent Change in Control period or during the thirty-six (36) month period after a Change in Control or a Termination by Executive with Good Reason during the thirty six (36) month period after a Change in Control	[Key Employee - 1 year VP - 1 year SVP - 2 1/2 years EVP - 3 years] [Base salary and Change in Control payments and bonus and benefit continuation per the Plan]

8. Non Solicitation and Non Competition Period following Termination of Employment for any reason	[SVP - 15 months EVP - 18 months] Key Employee and VP - 1 year

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EXHIBIT B

WAIVER AND RELEASE

This is a Waiver and Release (“Release”) between                      (“Executive”) and WellPoint, Inc. (the “Company”). The Company and the Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

1. In consideration for the promises made herein by the Executive, the Company agrees as follows:

(a) Severance Pay. The Company will pay to the Executive severance or change of control payments and bonus pay in the amount set forth in the WellPoint, Inc. Executive Severance Plan and the entire Employment Agreement executed in connection therewith. The Company will also pay Executive accrued but unused vacation pay in the amount of $                     representing              days of accrued but unused vacation.

(b) Other Benefits. The Executive will be eligible to receive other benefits as described in the Severance Plan.

(c) Unemployment Compensation. The Company will not contest the decision of the appropriate regulatory commission regarding unemployment compensation that may be due to the Executive.

2. In consideration for and contingent upon the Executive’s right to receive the severance pay and other benefits described in the WellPoint, Inc. Executive Severance Plan (the “Severance Plan”) and the Employment Agreement and this Release, Executive hereby agrees as follows:

(a) General Waiver and Release. Except as provided in Paragraph 2.(f) below, Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past subsidiaries and its past and present affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, arising out of or relating to Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries and affiliates in any legal,

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administrative or other proceeding. Executive agrees that if any action is brought in his or her name before any court or administrative body, Executive will not accept any payment of monies in connection therewith.

(b) Waiver Under Section 1542 of the California Civil Code. Executive, for Executive’s predecessors, successors and assigns, hereby waives all rights which Executive may have under Section 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

This waiver is not a mere recital but is a knowing waiver of the rights and benefits otherwise available under said Section 1542.

(c) Miscellaneous. Executive agrees that this Release specifies payment from the Company to himself or herself, the total of which meets or exceeds any and all funds due him or her by the Company, and that he or she will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. (This covenant does not preclude the Executive from seeking workers compensation, unemployment compensation, or benefit payments from Company’s insurance carriers that could be due him or her.)

(d) Non-Competition, Non-Solicitation and Confidential Information and Inventions. Executive warrants that Executive has, and will continue to comply fully with Sections 9 and 10 of the Employment Agreement and the requirements of the Severance Plan.

(e) THE COMPANY AND THE EXECUTIVE AGREE THAT THE SEVERANCE PAY AND BENEFITS DESCRIBED IN THIS RELEASE AND THE SEVERANCE PLAN ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. THE EXECUTIVE UNDERSTANDS AND AGREES THAT IF HE OR SHE DECIDES NOT TO SIGN THIS RELEASE, OR IF HE OR SHE REVOKES THIS RELEASE, THAT HE OR SHE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL SEVERANCE PAYMENTS AND OTHER BENEFITS HE OR SHE MAY HAVE ALREADY RECEIVED.

(f) The waiver contained in Section 2(a) and (b) above does not apply to any Claims with respect to:

(i) Any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan,

(ii) Any Claim under or based on a breach of this Release,

(iii) Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release,

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(iv) Any right to indemnification or directors and officers liability insurance coverage to which the Executive is otherwise entitled in accordance with the Company’s articles or by-laws.

(g) EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT HE OR SHE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HE OR SHE HAS BEEN GIVEN AT LEAST 45 DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND HE OR SHE UNDERSTANDS THAT HE OR SHE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EXECUTIVE.

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

(Executive)	DATE

WELLPOINT, INC.

By:
DATE

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EXHIBIT C

DESIGNATED PLANS

Anthem 2001 Stock Incentive Plan

WellPoint 2006 Incentive Compensation Plan

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